Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contacts:

INVESTOR RELATIONS Dale Harrington Secretary and Director of Investor Relations 417-625-4222 dharrington@empiredistrict.com	MEDIA COMMUNICATIONS Amy Bass Director of Corporate Communications 417-625-5114 abass@empiredistrict.com

THE EMPIRE DISTRICT ELECTRIC COMPANY

ANNOUNCES RETIREMENT OF BILL GIPSON

FROM BOARD OF DIRECTORS

JOPLIN, MO — May 22, 2015 — The Empire District Electric Company (NYSE:EDE) today announced Mr. William Gipson will retire from the Board of Directors on June 30, 2015, following a 34 year career with Empire.

In announcing Mr. Gipson’s retirement, Randy Laney, Chairman of the Board of Directors, stated, “Bill has been an integral part of Empire during the past three decades when the Company successfully executed a large construction phase as it prepared to meet customer needs and changing environmental regulations.”

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THE EMPIRE DISTRICT ELECTRIC COMPANY • 602 JOPLIN AVENUE• JOPLIN, MISSOURI 64802 • 417-625-5100 • FAX: 417-625-5169 • www.empiredistrict.com

Board Retirement-Gipson

Laney continued, “We appreciate Bill for his many years of service to Empire customers, shareholders, and employees and for his service to the Joplin community.  We wish him the very best.”

Mr. Gipson joined Empire in 1981 in the Information Technology area and was promoted to Manager of Economic Development in 1987. In 1995 he was promoted to Director of Commercial Operations and, in early 1997, was named General Manager — Commercial Operations. He was elected Vice President — Commercial Operations in April 1997, Executive Vice President in 2001 and Chief Operating Officer later that same year. He was elected to the board of directors in 2002 and as President and Chief Executive Officer in 2002, the position he held when he retired at the end of May 2011.

Mr. Gipson is a member of the Missouri Southern State University (MSSU) Board of Governors,  He previously served as a board member of the Missouri Energy Development Association (MEDA), the Edison Electric Institute, the Financial Research Institute, and the Missouri Chamber of Commerce (MCC).  Mr. Gipson is past chairman of MEDA, the MCC, and the Joplin Area Chamber of Commerce.

A native of Jasper County, Missouri, Gipson graduated from MSSU with a Bachelor of Science degree in Management Technology.

Based in Joplin, Missouri, The Empire District Electric Company (NYSE:EDE) is an investor-owned utility providing electric, natural gas (through its wholly owned subsidiary The Empire District Gas Company), and water service, with approximately 218,000 customers in Missouri, Kansas, Oklahoma, and Arkansas.  A subsidiary of the Company also provides fiber optic services.  For more information regarding Empire, visit www.empiredistrict.com.

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